                                                           Exhibit 10(e)(xxviii)

DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

DIRECTORS

We do not pay fees to our directors other than the Independent Director, who is entitled to receive annual compensation of $3,500 plus reimbursement of expenses for attendance at each meeting of the Board of Directors.

NAMED EXECUTIVE OFFICERS

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    Name and Principal Position         Annual Salary            FY05 Bonus
                                             ($)                    ($)
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L.A. Cullo                                 225,000                 86,069
Vice President - Treasurer of
Heinz, President of Heinz Finance
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W.R. Johnson                              1,050,000              1,900,000
Chairman, President and CEO of Heinz
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J.P. Berger                                525,000               224,625(1)
EVP - Global Foodservice of Heinz
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D.C. Moran                                 475,000                469,488
SVP - President Heinz Consumer
Products of Heinz
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J. Jimenez                                 550,000                298,314
EVP - Europe of Heinz
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A.B. Winkleblack                           525,000                332,688
EVP and CFO of Heinz, Vice
President and CFO of Heinz Finance
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(1)      In Fiscal Year 2005, Mr. Berger also received a grant of $1,000,000 in restricted stock units in lieu of a portion of his cash bonus. This award vested on June 3, 2005, upon achieving specific predetermined financial objectives.



                           LONG-TERM INCENTIVE PROGRAM
                           PERFORMANCE UNIT AWARDS (1)

                                           Number of       Performance or     Estimated Future Payouts At End of
                                           Shares,         Other Period            2-Year Performance Period
                                           Units, or       Until
Name and Principal Position                Other Rights    Maturation or
                                           (#)             Payout           Threshold    Target ($)     Maximum ($)
                                                                               ($)
L.A. Cullo,                                     1             2 years          -0-         124,800         280,800
Vice President - Treasurer of Heinz,
President of Heinz Finance

W.R. Johnson                                    1             2 years          -0-       5,760,000      12,960,000
Chairman, President and CEO of Heinz
J.P. Berger                                     1             2 years          -0-         925,000       2,081,250
EVP - Global Foodservice of Heinz
D. Moran                                        1             2 years          -0-         750,000       1,687,500
SVP - President Heinz Consumer Products
of Heinz
J. Jimenez                                      1             2 years          -0-       1,150,000       2,587,500
EVP - Europe of Heinz
A.B. Winkleblack                                1             2 years          -0-       1,075,000       2,418,750
EVP and CFO of Heinz; Vice President and
CFO of Heinz Finance


(1) Performance Unit Awards Under Long-Term Incentive Program. In order to further link the compensation of executives with the interests of shareholders, in fiscal year 2005, Heinz granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to achievement of performance goals, restrictions and conditions specified in advance by the Management Development and Compensation Committee (the "Committee"). These new performance awards are tied to Heinz financial measures and are expected to replace a large portion of stock options and restricted stock units beginning in Fiscal Year 2005. For the performance period from April 29, 2004 through May 3, 2006, the measures are established by the Committee based on the compound annual growth rate of net income ("NI") and sales growth amounts.

          Awards are payable at the end of the 2-year performance period based upon Heinz's achieving the NI and sales growth targets. Once the minimum NI goal is met, the amount of any award is dependent upon the level of sales growth of Heinz for the performance period. If Heinz meets or exceeds the peer group median in NI over the performance period and generates at least flat sales, the Committee may, in its discretion, authorize payments up to 50% of any target award to participants excluding the Chief Executive Officer. In addition, if Heinz does not remain in or above the third quartile when comparing its performance to that of its peer companies on a relative total shareholder return basis, the Committee will exercise its discretion to reduce payouts for named executive officers.

          If earned, 50% of the payout on the performance award will be made in cash and 50% will be made in stock valued at the fair market value of Heinz common stock as of the date of the payout. However, if the executive has met applicable stock ownership guidelines, the performance award may be paid in cash. Mr. Johnson has met the applicable stock ownership guideline as published by the Committee. Nevertheless, the Committee determined on the grant date of the award that Mr. Johnson's performance award, if earned, will be paid half in cash and half in stock. For the executive officers named in the Summary Compensation Table, including Mr. Johnson but excluding Mr. Cullo, any stock received as partial payout on the performance award will be deferred until retirement or termination of employment or until the executive is longer a named executive officer of Heinz.